Seligman New Technologies Fund I
                                                             Symbol: XSTFX

                                       Fund Fact Sheet as of March 31, 2001
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Fund Objective

The Fund seeks long-term capital appreciation by exploring opportunities and investing in companies that will bring us tomorrow's technologies, including private companies typically not available to the general public.

Inception Date: July 27, 1999

Per-Share Net Asset Value as of 3/31/01: $19.16

Fund Performance*
Total Return as of 3/31/01         Without                  With
                                Sales Charges           Sales Charges
1 Year                            (49.19)%                (50.71)%
Since Inception                    (3.57)                  (6.46)

Market Overview

We believe the difficulties of last year, while disconcerting, have created long-term opportunities in the broad technology market. We will take this opportunity to invest in what we believe are the best companies in technology, where valuations have become reasonable again, and where the current business environment is reflected in stock prices. We believe we will emerge from this difficult period with a strengthened portfolio of prime tech stocks and a material tax-loss carry-forward, which will allow us to continue to actively manage the portfolio. In the near term, there will almost certainly be continued volatility in the technology markets, both negative and positive. We will not, however, be overly influenced by these short-term fluctuations in the market. We believe that fundamentals will return for technology companies by the fourth quarter of 2001 or the first quarter of 2002, when we could be in position for four to six consecutive quarters of significant year-over-year revenues and earnings-per-share growth.

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* Past  performance is no guarantee of future results.  Total return assumes the reinvestment of all dividends and distributions. Returns are calculated without and with the effect of the initial 3% maximum sales charge. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. In addition, an investment in the Fund involves investment risks, including the possible loss of principal.

Seligman New Technologies Fund I is closed to new investment. Seligman New Technologies Fund I currently has no assets available for new venture capital investments. This material is not an offer, or a solicitation of an offer, to purchase any securities or other financial instruments, and may not be so construed. The views and opinions expressed are those of J. & W. Seligman & Co. Incorporated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

FUND HOLDINGS                         Venture Capital Top Sectors
as a percentage of net assets                                       Percent of
[graphic omitted]                                                   Net Assets
Cash/Short-Term Securities - 6.9%    Internet and New Media (B2C)   17.6%
Public Companies - 44.5%             Biometric Software              7.9
Venture Capital - 48.6%              Internet and New Media (B2B)    7.6
                                     Broadband and Fiber Optics      6.3
                                     Wireless Communications         4.6

                                     Public Top Sectors
                                                                    Percent of
                                                                    Net Assets
                                     Media                          6.2%
                                     Semiconductors                 6.1
                                     Computer Software              6.1
                                     Internet/Online                5.2
                                     Miscellaneous                  3.9


Top Public Holdings                     Top Venture Capital Holdings

AOL Time Warner                         GMP Companies
Broadcast and Media                     Biometric Technology

Capstone Turbine+                       Silicon Wave
Capital Goods                           Wireless Communications

Intuit                                  Chorum Technology
Software and Programming                Broadband/Fiber Optics

NASDAQ 100 Trust, Series 1              Consumer Financial Network
Technology Index                        Internet/New Media (B2C)

CSG Systems International               Gateway Learning
Business Services                       Internet/New Media (B2C)

Peregrine Systems                       Geographic Network Services
Software and Programming                Broadband/Fiber Optics

Rational Software                       GlobalCommerce Systems
Software and Programming                Internet/New Media (B2B)

Loudcloud                               YouPowered
Software and Programming                Internet/New Media (B2B)

Lattice Semiconductor                   Frontera
Semiconductors                          Internet/New Media (B2B)

Crown Castle International              Coventor
Communications Services                 Digital Platform

      The Fund is actively managed and its holdings are subject to change.

The Fund invests primarily in the stock of technology companies, including private companies typically not available to the general public. This venture capital investing is highly speculative. Additionally, technology stocks may be subject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Please consult the Fund's prospectus for more information about risk.


+ Shares are publicly traded, but were acquired by the Fund through venture capital investments and are subject to transfer restrictions.

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EQNTF8 3/01                            Distributed by Seligman Advisors, Inc.